FOR IMMEDIATE RELEASE

Contact:

Snyder Communications, Inc.                             Dewe Rogerson Inc.
Clay Perfall                                            Jeffrey Luth
Chief Financial Officer                                 Media:  Kathryn Corbett
(301) 571-6270                                          (212) 688-6840


           SNYDER TO ACQUIRE LEADING UK DIRECT MARKETING COMPANY

          CREATES STRONG PLATFORM FOR SERVICING GLOBAL CLIENT BASE


(BETHESDA, MD, March 19, 1997) - Snyder Communications, Inc. (NYSE: SNC) today announced a definitive agreement to acquire Brann Holdings Limited, a leading direct marketing company in the UK. Under the terms of the agreement, Snyder will issue approximately 2.7 million shares of common stock in exchange for all the outstanding stock of Brann. The transaction is valued at approximately $77.5 million, and includes the assumption of approximately $5.0 million in debt, will be accounted for as a pooling of interests.

Snyder also announced today the acquisition of American List Corp., a leading database developer, with a proprietary database of over 30 million students and young adults.

The acquisitions of Brann and American List will be accretive from the outset. Snyder currently expects the acquisitions to be accretive by approximately 20% ($0.08 per share) and 25% ($0.14 per share) on a fully diluted basis, over existing consensus analyst estimates for 1997 and 1998, respectively.

"This acquisition, which will be accretive from the outset, is an outstanding opportunity for Snyder to enhance our ability to meet the explosive growth in demand for outsourced marketing services on a more globalized basis," commented Daniel M. Snyder, Chairman and Chief Executive Officer of Snyder Communications. "Brann's world-class client base includes Microsoft, Intel, Barclays Bank and many other leading consumer products companies. The addition of Brann into the Snyder family of companies will greatly increase our ability to provide targeted outsourced marketing to leading companies operating in the UK, and it dramatically enhances our ability to expand our reach into the European Market."

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Snyder Communications, Inc.                                             Page 2


Privately held Brann Holdings Limited, founded in 1967 and based in Cirencester, U.K., is the leading direct marketing services company in the United Kingdom. Brann provides a full range of database managed services; creative services; and customer care & retention marketing primarily to large corporations. With a fully integrated services offering and a staff of more than 700 professionals, Brann is uniquely positioned to create, plan and implement complete direct marketing and communications programs to help its clients develop and retain loyal customers. For the year ended December 31, 1996, Brann had revenues of approximately US$60 million.

Christopher Gater, Chief Executive Officer of Brann, said, "We are extremely pleased to be joining forces with a market leader like Snyder. The combination will leverage both companies' marketing strengths and should result in significant operational synergies."

Snyder Communications, Inc., based in Bethesda, MD, is a leading provider of outsourced targeted marketing solutions for primarily Fortune 500 companies. The Company designs and implements marketing programs utilizing a range of complementary resources, including field sales & marketing, medical detailing, database marketing, teleservices, WallBoardR information displays and product sampling.
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